Consent of Independent Accountants

         We consent to the inclusion in the Prospectus Supplement of UACSC 1998-A Auto Trust, dated March 5, 1998, of our report dated February 3, 1997, on our audit of the consolidated financial statements of MBIA Insurance Corporation and Subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996. We also consent to the reference to our firm under the caption "Experts."

New York, New York
March 5, 1998